EXHIBIT 10.62

March 14, 2001

Thomas F. White	Via Fax: (650) 873-8367
Senior Vice President
Shaman Pharmaceuticals, Inc.
213 E. Grand Avenue
South San Francisco, CA 94080-4812

Dear Mr. White:

This letter shall serve as a proposal (hereinafter referred to as “Agreement”) by Sutter Securities Incorporated (“Sutter” or the “Consultant”) to act as the exclusive financial advisor to Shaman Pharmaceuticals, Inc. and its affiliates, divisions and subsidiaries, (collectively the “Company”) to assist the Company in the sale of certain assets identified by the Company and outlined in Schedule A attached, including the Company’s net operating losses, whether such sale be in the form of a merger, acquisition, joint venture or other type of consolidation, and whether such proceeds be in the form of cash, equity, debt, or otherwise, all or any of which are called a “Transaction.”

Sutter and the Company hereby covenant and agree as follows:

1.          The Company retains the services of Sutter as an independent contractor to assist in the preparation of a plan and strategy to seek out a Transaction.

2.          Sutter will, as requested, provide some or all of the following services to the Company:

a)	Assist the Company in identifying qualified candidates for a Transaction including those already identified by the Company, its officers, directors and representatives (the “Prospects”).

b)	Review data as it relates to finances and other areas pertinent to this Agreement.

c)	Assist the Company in preparing information to be made available to potential Prospects approved in advance by the Company.

d)	Counsel the Company as to the price, terms, strategy and tactics of a Transaction.

e)	Assist the Company in contacting and negotiating with existing and future Prospects as requested.

f)	Attend meetings of the Company with Prospects as reasonably requested by the Company.

3.         The Company agrees to furnish Sutter with financial, and other information (“Information”’) appropriate to this Agreement.  To the best of the Company’s knowledge, the Information will be complete and correct.  Sutter will be relying on the Information provided by the Company and its accountants, bankers, and other agents, and Sutter does not assume responsibility for its accuracy and completeness.  Sutter will not independently verify Information provided to it.

4.          Sutter agrees to maintain the confidentiality of Information provided by the Company not already publicly released.  Upon request by the Company, Sutter will obtain a signed non-disclosure agreement from the Prospects prior to disclosing information not publicly available.  However, it is understood and agreed that Sutter shall have the right to discuss matters pertaining to the Company’s business and Sutter’s assignment with Prospects and with the Company’s bankers, accountants, attorneys, and other agents.

5.          The Consultant agrees to commence work under this Agreement beginning upon approval by the Bankruptcy Court.  This Agreement may be terminated by either the Company or the Consultant upon 30 days written notice subject to the other terms and conditions of this Agreement.  Any fees or expenses which the Company is obligated to pay prior to the effective termination date shall be payable notwithstanding such termination.

6.          Upon approval of the Agreement by the Bankruptcy Court, the Company agrees to compensate Sutter for its services with a one-time retainer of $10,000.  The amount of this retainer will be deducted from any earned success fees due Sutter from closure of a Transaction.  In addition, Sutter shall receive an hourly fee of $300 plus reimbursement for all reasonable out-of-pocket expenses, including travel, telephone, express mail, fax, copying, etc.  Sutter will maintain and review, in the first week of each month, with the Company an itemized log of time and expenses. Consultant agrees to notify Shaman and gain written approval in advance of exceeding $12,000 in hourly fees during any given month. Sutter shall invoice the Company monthly and Company agrees to make payment within 30 days of receipt of invoice.

7.          In addition to the retainer and hourly fees, for each Transaction between the Company and a Prospect identified, contacted or introduced by Sutter, or with whom negotiations were held by Sutter or the Company during the term of this Agreement and which closes during the term of this Agreement or within 12 months after its termination, the Company will pay, or cause to be paid to Sutter, in cash at each initial closing (or subsequent closing or defined event) a success fee equal to the following percentages of the value of the Total Consideration received or to be received by the Company, its shareholders, or its creditors  in the Transaction(s):

5% of the first $1,000,000 of Consideration plus,
4% of the second $1,000,000 of Consideration plus,
3% of the third $1,000,000 of Consideration plus,
2% of the fourth $1,000,000 plus,
1% of all remaining Consideration.

             Total Consideration shall include the fair market value of all cash and securities received or exchanged for assets and/or securities of a Prospect (or a new entity formed with a Prospect), all debt assumed, all contingent payments, all consulting fees in excess of 10% of the Total Consideration (before inclusion of the contingency fees), and payment for any non-competition agreements received from a Prospect, its shareholders, or owners as a result of a Transaction.  Total Consideration does not include compensation from employment contracts.

8.          Sutter’s services are provided to the Company on an advisory basis only.  All negotiations and final decisions shall be held and made by the Company, its officers, directors and/or shareholders subject to the terms and conditions set forth by the Bankruptcy Court.  Sutter has no independent authority to make or implement such decisions or conduct negotiations.  Sutter shall not provide legal or accounting services under this agreement.

9.          The Company agrees that it will indemnify and hold harmless Sutter, its directors, employees, agents, and controlling persons (each being an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, and expenses, joint or several (including all reasonable fees of counsel and other expenses incurred by an Indemnified Party in connection with the preparation for, or defense of, any claim, action or proceeding, whether or not resulting in any liability brought by the Company), to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, caused by or arising out of (i) any untrue statement or alleged untrue statement of a material fact contained in the Information or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made; (ii) any Transaction contemplated by this agreement, or (iii) Sutter’s performing the services contemplated thereunder, except that the Company will not be liable under clause (iii) hereof to the extent that any loss, claim damage, liability or expense if found in a final judgement by a court to have resulted from Sutter’s negligence or bad faith.  If any action, suit, proceeding or investigation is commenced, as to which Sutter proposes to demand indemnification, Sutter shall promptly notify the Company, and have the right to retain its own counsel at Company expense.  The Company shall be liable for any judgement (subject to (iii) above) or settlement of any claim against Sutter, and, in the case of settlement, obtain for Sutter an unconditional release from liability in respect of such claim.

10.        Any dispute arising under the Agreement shall be determined by the United States Bankruptcy Court, Northern District of California.

11.        This Agreement shall be governed and construed in accordance with the laws of the State of California.

If the above correctly states our agreement, please sign and return one copy.  Thank you.

Agreed By:		Sincerely,

Shaman Pharmaceuticals, Inc.		SUTTER SECURITIES INCORPORATED

By:	/s/ Thomas F. White
		By:	/s/ Fredric Selinger
	Senior Vice President		Fredric Selinger Senior Managing Director
(Title)
Date:	March 19, 2001

FS:em

Schedule A:  Shaman Assets Identified for Sale

Asset 1:	The public shell of Shaman Pharmaceuticals, Inc.
Asset 2:	Shaman’s Net Operating Losses
Asset 3:	Any other available assets as determined during the course of business by Shaman, the Company and communicated in writing to Sutter.